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Exhibit 23.1

Independent Auditors' Report on Schedule and Consent

The Board of Directors
United Surgical Partners International, Inc.:

The audits referred to in our report dated February 19, 2003, included the related consolidated financial statement schedule as of December 31, 2002 and for each of the years in the three-year period ended December 31, 2002 included as an exhibit to the Form 10-K. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Our report refers to a change in the accounting for goodwill and intangible assets with the Company's adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" in 2002.

We consent to the reference to our firm under the heading "Selected Consolidated Financial Data" in the Form 10-K. We also consent to the incorporation by reference in the registration statement (No. 333-64926) on Form S-8 of United Surgical Partners International, Inc. of our report with respect to the consolidated balance sheets of United Surgical Partners International, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2002 and the related financial statement schedule.

/s/ KPMG

Dallas, Texas
March 24, 2003

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  Exhibit 23.1
Independent Auditors' Report on Schedule and Consent